Exhibit 99.1
BFGOODRICH


For further information:

The BFGoodrich Company
Media Contact: Rob Jewell (330) 659-7999
Investor Contact: John Atkinson (330) 659-7788

Rohr, Inc.
Contact: Bob Rau (619) 691-2057
         Laurence Chapman (619) 691-3002


BF GOODRICH AND ROHR ANNOUNCE AGREEMENT TO MERGE


       RICHFIELD, Ohio, September 22 -- The BFGoodrich Company and Rohr, Inc. jointly announced today that the companies have signed a definitive agreement for Rohr to merge with BFGoodrich in a tax-free stock-for-stock transaction. The combined company will have a significant presence throughout the world as a leading provider of aircraft systems and services and specialty chemicals.
       David L. Burner, chairman and chief executive officer of The BFGoodrich Company, said: "By combining our two outstanding companies, we will expand our capabilities to provide customers with integrated aircraft systems and services. As a larger company in an industry that continues to consolidate and become more highly focused, we will become an even stronger competitor with the resources to take advantage of opportunities with original-equipment manufacturers and as a supplier of replacement parts and services. Our common strengths are in technology, in our ability to work creatively with customers to benefit their businesses, and in designing, manufacturing and integrating complex systems."
       While the merger is expected to result in some cost savings, Burner said the transaction will result in enhanced profitability primarily because of the ability the company will have to take advantage of opportunities for growth. "Rohr is a company with excellent management and talented and dedicated employees. In 1998, excluding transaction costs, we expect the merger will add about 20 to 25 cents a share to BFGoodrich earnings."
       Robert H. Rau, president and chief executive officer of Rohr, Inc., said:
"We are extremely enthusiastic about this merger, and we are confident that it will benefit our shareholders, customers and employees. It represents an opportunity for Rohr to join with a company that has the financial strength and a long-term commitment to build on its current excellent position and reputation as a systems integrator."
       Following the completion of the merger, Rau will continue as president of Rohr reporting to Marshall O. Larsen, executive vice president of The BFGoodrich Company and president of BFGoodrich Aerospace. Rohr will be operated as one of four business groups of BFGoodrich Aerospace.
       Under terms of the agreement, Rohr shareholders will receive 0.7 shares of BFGoodrich common stock for each share of Rohr common stock. Based on the closing price of BFGoodrich common stock ($44.56 a share) on September 22, 1997, the value of the merger is estimated at approximately $1.3 billion, including the assumption of Rohr debt by BFGoodrich. The merger is subject to shareholder approval of both companies and review by certain regulatory agencies. It is expected to be completed in late 1997 or early 1998. Following the completion of the merger, three current members of the Rohr Board of Directors will join the BFGoodrich Board.
       Rohr, headquartered in Chula Vista, Calif., primarily designs, develops and integrates nacelle and pylon systems and provides support services. Nacelles are the aerodynamic structures that surround an aircraft's engines. The company employs about 4,500 and had sales for its fiscal year ending July 31, 1997 of $944.4 million.


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      BFGoodrich, headquartered in Richfield, Ohio, and employing about  14,000, provides aircraft systems and services and manufactures specialty chemicals. Total company sales in 1996 were $2.2 billion, of which $1.2 billion was from its Aerospace businesses.
         To provide more detail about the merger and to answer questions, BFGoodrich management will hold a telephone conference call tomorrow (Tuesday, September 23) morning at 10 a.m. (eastern time) for portfolio managers, securities analysts and members of the news media. The telephone number is 800-289-0438. To participate in the conference call, persons should call 800-289-0438 ten or fifteen minutes before 10 a.m.







Forward-Looking Information Is Subject to Risk and Uncertainty

This document includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. The projected additional earnings per share for The BFGoodrich Company attributable to the merger with Rohr, Inc. is dependent upon Rohr's estimated 15 percent increase in sales in its 1998 fiscal year. Actual sales and operating margins of Rohr, Inc. in fiscal year 1998 may be materially less than projected in the forwardlooking statement if Rohr's customers cancel or delay current orders or reduce the rate at which Rohr, Inc. is building or expects to build products for such customers. Such cancellations, delays or reductions may occur if there is a substantial change in the health of the airline industry or in the general economy, or if a customer were to experience major financial difficulties.








September 22, 1997


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